EXHIBIT (10.1)

Letter of Default Waiver dated April 11, 2017 by and among Skyline Corporation, Homette Corporation, Layton Homes Corp., Skyline Homes Inc., and First Business Capital Corp.

April 10, 2017

Mr. Jon Pilarski

Skyline Corporation

2520 Bypass Rd.

Elkhart, IN 46514

Dear Mr. Pilarski:

This letter is written on behalf of First Business Capital Corp. (“FBCC”), a Wisconsin corporation, as the Lender under that certain Loan and Security Agreement dated March 20, 2015, as amended, wherein Skyline Corporation, an Indiana corporation, and its wholly-owned subsidiaries, Homette Corporation and Layton Homes Corp., each an Indiana corporation, and Skyline Homes, Inc., a California corporation, together are the “Debtor”. Except as otherwise provided herein, capitalized terms have the meaning given them in the Loan Agreement.

According to Debtor’s internally prepared financial statements for the fiscal period ended February 28, 2017, Debtor was in violation of the covenants set forth in Sections 7.24 and 7.25 of the Loan Agreement as follows:

Covenant	Required	Actual
Section 7.24 Net Worth as of 2/28/2017	$23,383,000	$22,942,000

Section 7.25 Net Earnings for the fiscal year-to-date period ending 2/28/2017	($1,750,000)	($2,297,500)

The failure by Debtor to comply with the foregoing provisions of the Loan Agreement constitutes Events of Default pursuant to Section 9.2 of the Loan Agreement. Debtor has requested FBCC waive such Events of Default.

Upon the terms and subject to the conditions set forth in this letter, FBCC hereby waives the foregoing Events of Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Debtor to any other or further waiver in any similar or other circumstances. Neither this letter, nor any other communication between FBCC and Debtor, shall be deemed to be a waiver, modification, or release of any other Event of Default, whether such default arose or arises before, on or after the date hereof and whether or not known to FBCC. Nothing in this letter shall be deemed to constitute a “course of dealing” or a waiver of any rights or remedies, or restrict FBCC in taking any action or remedies afforded FBCC in the Loan Agreement or any other document or as allowed by law in the event any further Event of Default occurs hereafter.

In consideration of FBCC’s agreements herein, Debtor agrees to pay to Lender a fully-earned non-refundable accommodation fee in the amount of Fifty Thousand Dollars ($50,000.00). Debtor hereby agrees that at Lender’s sole option, and without further authorization by Debtor, such amount may be debited to Debtor’s loan account ledger for Credit Facility A.

Except as provided herein, the Loan Agreement and all other loan documents related thereto shall remain in full force and effect in accordance with their terms. Please acknowledge your agreement to the terms of this letter by signing below and returning to my attention. If you should have any questions with regard to the above matter, please do not hesitate to contact me at 262/792-7142.

Sincerely,

FIRST BUSINESS CAPITAL CORP.

/s/ James G. Tepp
James G. Tepp
Vice President

Acknowledged and Agreed as of the 11th day of April, 2017.

SKYLINE CORPORATION

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President,
Finance & Treasurer, Chief Financial Officer

HOMETTE CORPORATION

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

LAYTON HOMES CORP.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

SKYLINE HOMES, INC.

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and Treasurer

cc:	Peter J. Lowney